                                                                      Exhibit 11


                     POTASH CORPORATION OF SASKATCHEWAN INC.
                        COMPUTATION OF PER SHARE EARNINGS
                        FOR THE YEAR ENDED DECEMBER, 1999

        (Figures and amounts expressed in thousands, except per share and per option amounts)



                                                                                      1999                 1998
                                                                              -----------------------------------------

A        Net income as reported, Canadian GAAP                                $          (411,994) $            261,003
B        Items adjusting net income                                           $          (170,588)                    -
C        Net income, US GAAP (A+B)                                            $          (582,582) $            261,003
D        Weighted average number of shares outstanding.......................               54,230               54,177
E        Options outstanding to purchase equivalent shares...................                3,804                2,947
F        Average exercise price per option................................... $              43.69 $              70.35
G        Average market price per share...................................... $              54.37 $              74.65
H        Period end market price per share................................... $              48.19 $              63.88
I        Rate of Return available on option proceeds                                         5.00%                5.00%
         CANADIAN GAAP
         Basic earnings per share (A/D)                                                    $(7.60)                $4.82
         Fully diluted earnings per share
J        Imputed earnings on options proceeds (E*F*I)                                            -               $7,912
         Fully diluted earnings per share ((A+J)/(D+E))......................              $(7.60) $               4.77
         UNITED STATES GAAP
         Basic earnings per share (C/D)                                                   $(10.74)                $4.82
         Fully diluted earnings per share
K        Net additional shares issuable (E-(E*F/G))                                              -                  170
         Fully diluted earnings per share (C/(D+K))..........................             $(10.74) $               4.80